EXHIBIT 10.25
Release

THIS RELEASE (the "Release") is entered into between Steven A. Davis ("Executive")
and Bob Evans Farms, Inc., a Delaware corporation (the "Company"), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive's right to receive certain payments and benefits under Sections 14(d)(iv)-(viii) of the Third Amended and Restated Employment Agreement entered into by and between Executive and the Company, dated as of July 9, 2013 (the "Employment Agreement"). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

Accordingly, Executive and the Company agree as follows.

1. In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a) Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasers"), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively "Releasees"), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive's employment with, or termination of employment from, the Company, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. ("ADEA"), Ohio Revised Code Sections 4101.17 and 4112.02 et seq., or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties' rights to enforce the terms of this Release.

(b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c) This Release specifically excludes (i) Executive's rights and the Company's obligations under Section 14(d) of the Employment Agreement. Nothing contained in this Release shall release Executive from his obligations, including any obligations under Sections 8-13 of the Employment Agreement.

(d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter "EEOC") to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive's execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys ' fees, experts' fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel at the Company, 8111 Smith's Mill Road, New Albany, Ohio, within the time period set forth above.

3. This Release will be governed by and construed in accordance with the laws of the state of Ohio, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Ohio or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Ohio to be applied. In furtherance of the foregoing, the internal law of the state of Ohio will control the interpretation and construction of this agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

4. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payments and benefits of Sections 14(d)(iv)-(viii) of the Employment Agreement.

Date: 1/27/15                By: /s/ Steven A. Davis